Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275608) and Form S-8 (No. 333-275073) of bioAffinity Technologies, Inc. of our report dated April 1, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of bioAffinity Technologies, Inc. as of and for the years ended December 31, 2023 and 2022, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

April 1, 2024